UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report
Dated December 10, 2007
of
AGCO CORPORATION
A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 5, 2007, in large part to reflect the requirements of Section 409A of the Internal Revenue Code, but also to make various other minor changes, AGCO Corporation (the “Company”) entered into amended and restated employment and severance agreements (each, an “Agreement” and, collectively, the “Agreements”) with Martin Richenhagen, its Chairman, President and Chief Executive Officer, and each of Garry L. Ball, Andrew H. Beck, Norm L. Boyd, David L. Caplan, Gary L. Collar, and Randall G. Hoffman, Senior Vice Presidents (each, a “Senior Vice President” and, collectively, the “Senior Vice Presidents”). The Agreements have an effective date as of January 1, 2008.
Mr. Richenhagen’s Agreement provides for an initial three-year term, which commenced on July 21, 2004, with subsequent, automatic one-year renewal terms unless not renewed by the Company or terminated. The Agreements with each of the Senior Vice Presidents continue in effect until terminated. The Agreements provide for an initial annual base salary subject to annual reviews by the Company and for other customary benefits, including participation in various incentive compensation plans.
Under each of the Agreements, the executive may be entitled to receive severance and certain benefits depending upon the basis for the termination of the executive’s employment. In the event of the executive’s death, the executive is entitled to payment of his base salary for ninety days following the month in which the death occurred and payment of his bonus and other incentive benefits accrued through the end of the month in which the death occurred. Upon the incapacity or termination for “cause” of the executive, the executive is entitled only to base salary then accrued and, only in the case of incapacity, payment of his bonus and other benefits then accrued. If the executive’s employment is terminated by the Company without “cause,” by the executive for “good reason” or (solely in the case of Mr. Richenhagen) as a result of the Company’s not renewing the Agreement, then the executive is entitled to payment of his base salary, bonus and other benefits accrued through the date of termination, payment of his base salary for a period of (for Messrs. Richenhagen, Beck and Boyd) two years or (for the other Senior Vice Presidents) one year from the date of termination, and to payment of a pro rata portion of his bonus and other incentive benefits for the year of his termination, as if he had remained employed for the entire year. The terms “cause” and “good reason” are defined in the Agreements.
The Agreements also contain confidentiality, non-competition and non-solicitation covenants in favor of the Company. Conformed copies of the Agreements are filed as Exhibits 10.1 through 10.7 to this Form 8-K and are incorporated herein by this reference.
On December 6, 2007, the Board of Directors of the Company approved certain other modifications to the compensation arrangements for the Company’s executives and non-employee directors. The Board of Directors approved the increase to $75,000 in value of the annual grant of restricted stock to non-employee directors of the Company. A summary of non-employee director compensation is filed as Exhibit 10.8 to this Form 8-K and is incorporated herein by this reference. The Board of Directors also approved two retention-based $2,000,000 restricted stock awards for Mr. Richenhagen. The first was granted on December 6, 2007, and totaled 28,839 shares and will vest over a five-year period at the rate of 0% at the end of the first two years, 25% at the end of the third year, 25% at the end of the fourth year, and 50% at the end of the fifth year. The second is expected to be granted in December 2008 and will vest over a four-year period at the rate of 0% at the end of the first year, 25% at the end of the second year, 25% at the end of the third year, and 50% at the end of the fourth year. Vesting generally will be subject to Mr. Richenhagen’s continued employment by the Company on the date of vesting, except under certain circumstances such as a change in control. Finally, the Board of Directors also approved an increase in the maximum incentive bonus opportunity payable to certain of its executives under the Company’s annual incentive compensation plan from 130% to 150% of base salary.

Item 9.01. Exhibits.
The following exhibits are filed with this report:
10.1	Employment and Severance Agreement, as amended and restated, dated December 5, 2007 to be effective as of January 1, 2008, with Martin Richenhagen.

10.2	Employment and Severance Agreement, as amended and restated, dated December 5, 2007 to be effective as of January 1, 2008, with Garry L. Ball.

10.3	Employment and Severance Agreement, as amended and restated, dated December 5, 2007 to be effective as of January 1, 2008, with Andrew H. Beck.

10.4	Employment and Severance Agreement, as amended and restated, dated December 5, 2007 to be effective as of January 1, 2008, with Norm L. Boyd.

10.5	Employment and Severance Agreement, as amended and restated, dated December 5, 2007 to be effective as of January 1, 2008, with David L. Caplan.

10.6	Employment and Severance Agreement, as amended and restated, dated December 5, 2007 to be effective as of January 1, 2008, with Gary L. Collar.

10.7	Employment and Severance Agreement, as amended and restated, dated December 5, 2007 to be effective as of January 1, 2008, with Randall G. Hoffman.

10.8	Director Compensation Summary, effective as of December 5, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

	By:	/s/ Andrew H. Beck

Andrew H. Beck Senior Vice President and Chief Financial Officer

Dated: December 10, 2007